UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101) Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Team Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 31, 2008

Dear Fellow Shareholder:

This year we have the first ever contested election of our Board of Directors.  We are writing to encourage you to vote for the current Directors and to provide some facts that support why you should vote your White Proxy Card.

As shareholders, it is important that you understand the background of this proxy contest with dissident shareholder Keith Edquist and why it is in your best interests to elect our slate of highly qualified nominees.

Highlights

•                  This is a time to have a calm, cohesive and focused Board of Directors in order to steer the Company through these challenging times.  Our current Board and our nominees have these desirable qualities.

•                  Our Board nominees are the most qualified and have ALL shareholders best interests in mind.

•                  The recent performance that Mr. Edquist complains about is largely a result of the downturn in the national economy, and performance shortfalls are widespread among banks nationwide.

•                  Mr. Edquist was pivotal to the creation of the executive compensation packages about which he now complains.  Contrary to his complaints, our executive officer compensation is tied to Company performance focused on long-term gain.

Where We Are

We were formed in 1986 when our founders, along with an Employee Stock Ownership Plan (ESOP), purchased a one-bank holding company in Paola, Kansas.  The ESOP owns 24.4% of our common stock. We believe the ESOP reflects our corporate culture in that employees are the integral component of community banks. We intend to continue the ESOP, as it is a significant incentive to attract and retain qualified employees.

Since our formation we have grown our assets and net income through various economic cycles, and have been able to pay cash dividends on our common stock consistently.  Our objectives continue to be to increase profits and preserve the value of our franchise.  Recently, however, our financial condition and results of operations have suffered due to the downturn in the real estate segment of the economy.  In 2007 and continuing in 2008, the economic downtown in the national housing market became more accelerated and pronounced than previously estimated.  As a result, and after consulting with our primary banking regulator, we took several actions to strengthen our Company in the first quarter of 2008, including adding $2.0 million of capital to our banks and increasing our loan loss reserves significantly.  We also determined to take a non-cash charge for a goodwill write-off of $6.0 million relating to our ownership of Colorado National Bank.  As a result, we incurred a quarterly loss for the first time in our 22-year history.  Also, this year our subsidiary banks were examined in detail by the Office of the Comptroller of Currency (the “OCC”).  Although we have not received the OCC examination report, the Kansas City Field Office of the OCC issued letters in April that the banks were in “troubled condition”.  We are cooperating, as we have always done, with the OCC to address its concerns.  We have already implemented several actions to address the informal concerns expressed by our OCC examiners.  You can be assured that we are addressing these issues, and we will expect the assistance and guidance of our Board members in this endeavor.

In the interim, the Nominating Committee of our Board, consisting solely of independent directors, determined that we needed a Board nominee who had significant bank oversight experience and who was familiar with our markets and our operations.  The Nominating Committee chose Robert M. Blachly, an independent director of our subsidiary bank, TeamBank, N.A., who has a 30-year relationship with us.  During this time of comprehensive oversight by banking regulators, we believe Mr. Blachly will be a valuable asset to our Board.  He has served as a director of TeamBank since August 2006, having recently been appointed to a special board committee to oversee loan administration and credit risk.  Mr. Blachly was chosen over all other Board candidates, including Mr. Edquist.

After we had completed all of our proxy material for the 2008 annual meeting Mr. Edquist resigned from the Board on May 20th to pursue a proxy contest.  As disclosed by Mr. Edquist, his nominees bought our common stock in the days prior to Mr. Edquist’s resignation from the Board.  We believe Mr. Edquist and his hand-picked slate of two other nominees would not result in increased shareholder value and their presence on the Board would not be in your best interests.  We believe Mr. Edquist’s solicitation is a “sour grapes” attempt to obtain Board seats, due to our Nominating Committee’s selection of  Mr. Blachly to serve as a director instead of Mr. Edquist.  Among other things, during the time Mr. Edquist served on the Board, he was generally uncooperative and antagonistic with the other Board members and our employees.  We recently rejected an offer by Mr. Edquist to purchase one of our Nebraska bank branches because of the negative impact on our shareholders.

We strongly urge our shareholders to vote for the Company’s nominees to the Board, all of whom are highly qualified and committed to our mission of increasing shareholder value through full service community banking provided by our dedicated and hard working employees, and to reject this dissident shareholder’s proxy solicitation.  Nominations to our Board are thoroughly  discussed and analyzed by our Nominating  Committee, all of whom are independent directors, using well thought out, established practices.

Why Our Nominees Are Superior

•                  All are experienced with our Company

•                  These thoughtful, hard working people, who are accessible to us on a moment’s notice, will serve you well.

•                  All our nominees are committed to our Company and the importance of serving as a growing community banking organization

•                  Guidance provided by Mr. Kurtenbach and Ms. Jacobs was instrumental in the decisions, planning, and implementation of our growth in assets from approximately $80 million in 1986 to the current $800 million and increased revenue.  During this time we purchased seven banks, three branch banks, opened seven new branches and became publicly traded.

•                  Our outside directors are vocal, independent and professionals

•                  Our independent directors express opinions and differences freely while, respecting the opinions of all.  Keith Edquist’s behavior has been counter productive as pointed out in his own proxy material by revealing a letter received two years ago from an outside, independent compensation consultant.  In the letter it was suggested that Mr. Edquist be removed from the Compensation Committee due to his “arrogance, lack of civility, vulgar language and attitude”.

Denis Kurtenbach — Our Nominee

•                  Other directors rely upon Mr. Kurtenbach’s comprehensive knowledge of the Company which is irreplaceable as is his leadership.

•                  He has served us as a director of Team Financial and/or TeamBank for 26 years.  He has been selected by the independent directors as the lead director and chairs their quarterly meetings which assures all directors an independent forum for discussions.

•                  Mr. Kurtenbach has invested more than money in the Company.  He has invested numerous years in successfully leading the Company through regulatory and business challenges.

•                  When the Sarbanes-Oxley Act became law, he attended multiple seminars and training programs on executive compensation.  As chairman of the Compensation Committee he assured that the Company provided special training for committee members and staff to ensure Sarbanes-Oxley compliance.

Carolyn Jacobs — Our Nominee

•                  All directors have relied upon Ms. Jacobs to lead the Board in its mission as our ESOP Trustee.  Her leadership has consistently resulted in exemplary regulatory ratings of our trust department.

•                  She has served as an employee, officer and director for 22 years and has led the TeamBank trust department for 22 years.  As chairperson of the ESOP Plan Advisory Committee since 1986, she alone maintains all key relationships with the Company’s plan professionals — ESOP counsel, plan administrators, voting administrators, and plan auditors.  She monitors plan compliance and has led the Board through every single change in the Company’s ESOP plan documents.  We would sorely miss her expertise were she not reelected to our Board.

•                  Ms. Jacobs brings an employee perspective to the decisions of the Board and is valued for her insight and thoroughness.

Robert Blachly — Our Nominee

•                  He has a 30-year relationship with us, which began in his twenties when he spent three years as an employee, progressed through years as a valued customer of TeamBank and culminated in contributing as a respected bank director.

•                  He has been a source of solid and prolific work on behalf of the Company during regulatory examinations of its banks.  The continuity of his being elected to our Board adds meaningful depth to the Board’s oversight capacity.

•                  For years Mr. Blachly ran a large, multi-million dollar international company and oversaw the ESOP for his valued employees.  His business philosophy and experience are consistent with our long term goals and corporate culture.

•                  As a result of serving as an advisory board member for Team, Mr. Blachly is familiar with the breadth of the Company in all locations and is already acquainted with our operations.  He is ready to continue his service.

Significant Concerns Regarding the Edquist Nominees

Keith Edquist

•                  We believe Mr. Edquist’s solicitation is an attempt to obtain Board seats as he was not selected by our Nominating Committee for election at this year’s annual meeting.  It is ironic that despite Mr. Edquist’s categorization of the Company as “abysmal,” his nominees recently purchased our common stock just before Mr. Edquist resigned from our Board.  In addition, we believe Mr. Edquist would not be a productive and committed Board member.  Our belief is based upon his actions as a Board member discussed above.  As another example, he has steadfastly refused the secured internet access provided for all Board members to receive Board information via a Company-provided computer.  He was the only Board member who refused our offer.

Lloyd Byerhof

•                  In 2006 he resigned from our Board, choosing to leave the Company.  We need directors who are 100% committed to the Company and its shareholders.  Our nominees have a proven record of dedication to our Company and our shareholders.

Jeff Renner

•                  We have concern that a person who is on the boards of directors of our potential competitors will serve independently.

•                  His biographical information indicates he has no large bank, publicly traded company experience and little ESOP experience.

•                  He has less overall knowledge of the Company than our nominees.

Mr. Edquist’s Concerns are Misplaced

Mr. Edquist’s proxy soliciation expresses concern about the Company’s executive pay practices.  He has not disclosed that while on our Compensation Committee he was integral to reviewing our executives’ compensation and in late 2005 led the approval of an executive employment and salary package for the then chief financial officer which was identical in material form to the compensation package offered to the Chief Executive Officer.  The Company, its Board, and the various committees of the Board adhere to the corporate governance practices in compliance with applicable law, under the guiding principle that all actions taken by them will be in the best long-term interests of shareholders.  The Compensation Committee, which is comprised solely of independent directors, diligently examines appropriate compensation levels for the Company’s named executive officers.  Compensation is reviewed annually and is tied to Company performance through numerous factors including asset growth, return on average equity, earnings growth compared to the prior year’s performance, and strategic positioning of the Company for the future. The pay packages are designed to put less emphasis on base salary and more emphasis on incremental pay based on the achievement of assigned duties, objectives, strategic positioning of the Company, and Company performance.  The Company disagrees with Mr. Edquist’s conclusion that he was relieved of his Board committee responsibilites “...when I objected to the Chairman of the Compensation Committee’s procedures.”  Our Compensation Committee will be addressing these issues in more detail shortly in a letter to you.

Solicitation of Proxies

We urge you to Vote your White Proxy Card today to

re-elect your current Board and

empower them to continue to guide Team in seeking future success.

YOUR VOTE IS IMPORTANT — VOTE THE WHITE PROXY CARD TODAY

This is the first ever contested election of Team Financial, Inc. Board of Directors. Like you, we are all shareholders with a personal stake in this vote.  YOUR VOTE IS VERY IMPORTANT — SUPPORT YOUR BOARD. The annual meeting will be on Tuesday, June 17, 2008 with shareholders of record as of April 24, 2008 eligible to vote.

Any solicitation with a gold proxy card IS NOT from your Board and we advise that it be discarded.

We urge you sign, date and return the enclosed WHITE Proxy Card today or vote by telephone or internet.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

Robert J. Weatherbie

Chairman of the Board and

Chief Executive Officer

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with its 2008 Annual Meeting, Team Financial, Inc. has filed a definitive proxy statement, WHITE proxy card and other materials with the U.S. Securities and Exchange Commission (“SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT TEAM FINANCIAL, INC. AND THE MATTERS TO BE CONSIDERED AT ITS ANNUAL MEETING. Investors may contact Robert J. Weatherbie at (913) 294-9667 or by email at bob.weatherbie@teamfinancialinc.com. Investors may also obtain a free copy of the proxy statement and other relevant documents as well as other materials filed with the SEC concerning Team Financial, Inc. at the SEC’s website at http://www.sec.gov. These materials and other documents may also be obtained for free from: Secretary, Team Financial, Inc., 8 West Peoria, Suite 200, Paola, Kansas 66071 (913) 294-9667.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Team Financial, Inc. and its directors are, and certain of its officers and employees may be deemed to be, participants in the solicitation of proxies from Team Financial’s shareholders with respect to the matters considered at the Team Financial, Inc. 2008 Annual Meeting. Information regarding these directors, and these certain officers and employees, is included in the definitive proxy statement on Schedule 14A filed with the SEC on April 28, 2008. Security holders can also obtain information with respect to the identity of the participants and potential participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free, by contacting: Secretary, Team Financial, Inc., 8 West Peoria, Suite 200, Paola, Kansas 66071 (913) 294-9667. More detailed information with respect to the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, has been and will be set forth in our definitive proxy statement and other proxy related materials to be filed with the SEC in connection with the Team Financial, Inc. 2008 Annual Meeting.

FORWARD-LOOKING STATEMENTS

This correspondence contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this correspondence.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adverse changes in results of operations, risks related to the Company’s expansion strategies, risks relating to loans and investments, including the effect of the change of the economic conditions in areas the Company’s borrowers are located, risks associated with the adverse effects of governmental regulation,  changes in regulatory oversight, interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

EXHIBIT A

Information Concerning Participants In the Company’s Solicitations of Proxies

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, nominees, officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with our 2008 annual meeting of shareholders.  Information concerning our participants is set forth in our definitive proxy material dated April 28, 2008 and in Exhibit A attached to his letter.

Directors and Nominees

The principal occupations of our directors and nominees who are considered “participants” in our solicitation are set forth under the section above titled “Proposal No. 1: Election of Directors” of our definitive proxy statement filed April 28, 2008. The name and business addresses of the organization of employment of our directors and nominees are as follows:

Name	Business Address
Robert J. Weatherbie	8 West Peoria, Suite 200, Paola, Kansas 66071
Carolyn S. Jacobs	8 West Peoria, Suite 200, Paola, Kansas 66071
Sandra J. Moll	8 West Peoria, Suite 200, Paola, Kansas 66071
Denis A. Kurtenbach	108 E. Kaskaskia, Paola, Kansas 66071
Kenneth L. Smith	1700 Industrial Park Drive, Paola, Kansas 66071
Harold G. Sevy, Jr.	610 West Shawnee, Paola, Kansas 66071
Gregory D. Sigman	4310 Madison Ave, Kansas City, Missouri 64111
Connie D. Hart	110 South Pearl Street, Paola, Kansas 66071
Robert M. Blachly	19745 West 159th Street, Olathe, Kansas 66062

Officers and Employees

The principal occupations of our executive officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with our Company, and the business address for each person is Team Financial, Inc., 8 West Peoria, Suite 200, Paola, Kansas 66071.

Name	Principal Occupation
Robert J. Weatherbie	Chief Executive Officer
Bruce R. Vance	Interim Chief Financial Officer
Carolyn S. Jacobs	Treasurer
Sandra J. Moll	Chief Operating Officer
Kaila D. Beeman	Interim Principal Accounting Officer

Information Regarding Ownership of the Company’s Securities by Participants

The shares of our common stock beneficially owned or held as of April 28, 2008 by the persons listed above under “Directors and Nominees” and “Officers and Employees,” are set forth in the section titled “Stock Ownership” in our definitive proxy statement filed on April 28, 2008.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth all transactions that may be deemed purchases and sales of shares of our common stock by the individuals who are considered “participants” between April 28, 2006 and May 27, 2008. Except as described in these additional proxy materials, shares of our common stock owned of record by each participant are also beneficially owned by such participant. Unless otherwise indicated, all transactions were in the public market or pursuant to the Company’s equity compensation plans and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Shares Purchased	Shares Sold	Price Per Share	Date of Transaction
	Robert J. Weatherbie
465		$12.75	5/30/2006
100		$14.35	5/29/2007
1,537		$14.55	5/29/2007
65		$16.00	5/27/2008
824		$15.33	5/27/2008

	Carolyn S. Jacobs
233		$12.75	5/30/2006
	5,000	$15.30	3/23/2007
52		$14.35	5/29/2008
977		$14.55	5/29/2008
33		$16.00	5/27/2008
471		$15.33	5/27/2008

	Sandra J. Moll
72		$14.35	5/29/2007
387		$14.55	5/29/2007
48		$14.35	5/29/2007
200		$13.80	1/1/2008
44		$16.00	5/27/2008
439		$15.33	5/27/2008
32		$16.00	5/27/2008
310		$15.33	5/27/2008

	Denis A. Kurtenbach
—	—	$—	—

	Kenneth L. Smith
—	—	$—	—

	Harold G. Sevy, Jr.
—	—	$—	—

	Gregory D. Sigman
312		$15.50	9/22/2006
688		$15.50	9/26/2006

	Connie D. Hart
4,800		$8.19	5/21/2008

	Robert M. Blachly
—	—	$—	—

	Bruce R. Vance
39	—	$16.00	5/27/2008

	Kaila D. Beeman
—	—	$—	—

Miscellaneous Information Regarding Participants

Except as described in this Exhibit A or our definitive proxy statement filed on April 28, 2008, to our knowledge, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our Company or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Exhibit A or our definitive proxy statement filed on April 28, 2008, to our knowledge, none of the participants’ associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Exhibit A or the definitive proxy statement filed on April 28, 2008, to our knowledge, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the annual meeting or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. To our knowledge, other than as disclosed in this Exhibit A or our definitive proxy statement filed on April 28, 2008,  none of us, the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Exhibit A or our definitive proxy statement filed on April 28, 2008, to our knowledge, none of us, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

PROXY	PROXY

TEAM FINANCIAL, INC.

8 West Peoria, Suite 200

Paola, Kansas  66071

1.                                       Election of three Class III Directors.

The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
Robert M. Blachly	☐	☐
Carolyn S. Jacobs	☐	☐
Denis Kurtenbach	☐	☐

2.                                       Proposal regarding the extension of the term of the 1999 Employee Stock Purchase Plan.

The Board of Directors recommends a vote FOR Proposal Number 2.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.                                       Ratification of the appointment of KPMG LLP as our independent auditors for 2008.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent auditors for 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.                                       Transaction of such other business as may properly come before the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED:	, 2008

SIGNATURE

SIGNATURE IF HELD JOINTLY

Please sign your name exactly as it appears above.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The above signed shareholder of Team Financial, Inc. acknowledges receipt of the notice of the annual meeting of shareholders, to be held on Tuesday, June 17, 2008, at 9:00 a.m., at the Paola High School Auditorium, 401 North Angela, Paola, Kansas, and hereby appoints Carolyn S. Jacobs and Julie L. Boyle, or either of them, each with the power of substitution, as attorneys and proxies to vote all the shares of the above signed at the annual meeting and at all adjournments thereof, hereby ratifying and confirming all that the attorneys and proxies may do or cause to be done by virtue hereof.  The above-named attorneys and proxies are instructed to vote all of the above signed shareholder’s shares as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the above signed shareholder.  If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.